Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:
Mary Kerr
Vice President
Investor & Public Relations
(717) 751-3071
mkerr@bonton.com
THE BON-TON STORES, INC. ANNOUNCES EMPLOYMENT AGREEMENTS WITH
ANTHONY J. BUCCINA AND STEPHEN R. BYERS
York, PA, January 28, 2009 — The Bon-Ton Stores, Inc. (NASDAQ: BONT) announced the signing, on January 23, 2009, of an Employment Agreement, Restricted Stock Agreement and Restricted Stock Agreement — Performance Shares with each of Anthony J. Buccina, the Company’s Vice Chairman, President — Merchandising, and Stephen R. Byers, Vice Chairman, Stores, Visual, Construction, Real Estate, Distribution & Logistics, Loss Prevention. The respective employment agreements will be effective February 1, 2009 and continue through April 30, 2011.
Bud Bergren, President and Chief Executive Officer, commented, “We are extremely pleased to announce that Tony and Steve will continue in their current positions as valuable members of Bon-Ton’s senior management team. They have provided significant insight and leadership to identify strategic initiatives as we face today’s challenging environment. I look forward to working with them to realize our plan for profitability.”
The Bon-Ton Stores, Inc. operates 281 stores, which includes twelve furniture galleries, in 23 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson Pirie Scott, Elder-Beerman, Herberger’s and Younkers nameplates and under the Parisian nameplate, three stores in the Detroit, Michigan area. The stores offer a broad assortment of brand-name fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the investor relations section of the Company’s website at http://investors.bonton.com.
Certain information included in this press release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as “may,” “could,” “will,” “plan,” “expect,” “anticipate,” “estimate,” “project,” “intend” or other similar expressions, involve important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally; a significant and prolonged deterioration of general economic conditions which could negatively impact the Company, including the potential write-down of the current valuation of intangible assets and deferred taxes; consumer spending patterns and debt levels; additional competition from existing and new competitors; inflation; changes in the costs of fuel and other energy and transportation costs; weather conditions that could negatively impact sales; uncertainties associated with opening new stores or expanding or remodeling existing stores; the ability to attract and retain qualified management; the dependence upon vendor relationships; the ability to reduce SG&A expenses and the ability to obtain financing for working capital, capital expenditures and general corporate purposes. Additional factors that could cause the Company’s actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission.
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